Exhibit (d)(104)
AMENDMENT TO THE INVESTMENT SUBADVISORY AGREEMENT
This Amendment to the Investment Subadvisory Agreement effective as of January 25, 2006 (the “Agreement”) by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“Client”), TimesSquare Capital Management, LLC, a Delaware limited liability company (“Subadviser”), and The Vantagepoint Funds, a Delaware statutory trust shall be effective as of January 9, 2009.
     WHEREAS, the Client, Subadviser and The Vantagepoint Funds entered into the Agreement for the management of the Vantagepoint Aggressive Opportunities Fund, a series of The Vantagepoint Funds;
     WHEREAS, the Client, Subadviser and The Vantagepoint Funds desire to further amend the Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:
1. Section 14. TERM. Section 14 of the Agreement is hereby amended and restated as follows:
     This Agreement shall be in effect for an initial term of two years beginning on the Effective Date. This Agreement may be renewed thereafter for successive periods, the length of which shall be determined by the Board of Directors of The Vantagepoint Funds, provided that such renewal is specifically approved at least annually by a majority of the Board of Directors of The Vantagepoint Funds, including a majority of those Directors of the Board of The Vantagepoint Funds who are not parties to the Agreement or “interested persons” of any party to the Agreement as that term is defined in the 1940 Act.
2. All other provisions of the Agreement, as previously amended, remain in full force and effect.
3. Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.
4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT:

THE VANTAGEPOINT FUNDS, on behalf of the Aggressive Opportunities Fund

By:

Title:

Date:	December __, 2008

Approved by:

Angela Montez, Secretary

Date: December __, 2008

VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:

Angela Montez, Assistant Secretary ICMA Retirement Corporation

Date:	December __, 2008

Approved by:

Wayne Wicker, Chief Investment Officer Vantagepoint Investment Advisers, LLC

Date: December __, 2008

TIMESSQUARE CAPITAL MANAGEMENT, LLC

By:

Title:

Date:	December __, 2008